Exhibit 4.4

Rishon Lezion, June 3, 2008

T.F.E. Holdings Ltd.
5 Havradim St.
Ganey Yehuda, POB 6567, 56905

Re:	Finder Fee Letter

Dear Erez,

This letter will confirm our mutual understanding that T.F.E. Holdings Ltd. Co. No. 513810273 operating by Mr. Erez Kuperberg (“Finder”), served B.O.S. Better Online Solutions Ltd., a company incorporated under the laws of the State of Israel (the “Company”), in connection with the introduction of Dimex Systems (1988) Ltd. and its subsidiaries (“Dimex”) to the Company, for the purpose of an acquisition transaction of all or part of the activity of and/or other rights pertaining to Dimex by the Company (“Transaction”).

1.	As compensation to Finder for its services under this engagement letter, the Company agrees to pay Finder success fees and Finder agrees to receive such success fees, in a combination of shares and cash, as set forth below (the “Consideration”):

(I)	A total of 110,000 Ordinary Shares of NIS 4 nominal value each, of the Company (the “Shares”); and

(II)	NIS 744,520 (the “Cash”) payable in 4 installments as follows:

1)	A cheque in the amount of NIS 186,130 dated June 2, 2008;

2)	A cheque in the amount of NIS 186,130 dated October 2, 2008;

3)	A cheque in the amount of NIS 186,130 dated February 2, 2009.

4)	A cheque in the amount of NIS 186,130 dated May 2, 2009.

(III)	Payment shall be made against duly executed invoices and applicable VAT shall be added. In the event that tax deductions at source are required then such amounts shall be deducted from any payment made hereunder.

The Consideration mentioned hereinabove is the complete and full remuneration or compensation that the Finder is or will be entitled to from the Company and its subsidiaries or affiliates in respect of the Transaction or otherwise.

2.	The Shares will be issued, subject to Sections 4 to 6 below, as soon as practicably possible after the execution of this letter by the Company and Finder.

3.	Finder recognizes that the information provided to it in connection with its services and this letter agreement whether in writing, orally or in any other form, which is not in the public domain (hereinafter “Confidential Information”) is confidential and Finder shall take all reasonable and necessary steps to prevent the disclosure and dissemination of such Confidential Information to any third party without (a) the Company’s prior written consent and (b) such third party signing an NDA in terms which are satisfactory to the Company.

4.	4.1 Finder understands that (i) the Shares have not been registered under the Securities Act of 1933 as amended (the “Securities Act”), or under the laws of any other jurisdiction; (ii) such Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act and, where required, under the laws of other jurisdictions or unless an exemption from registration is then available; (iii) there is now no registration statement on file with the Securities and Exchange Commission with respect to the Shares to be issued to Finder.

4.2 Finder acknowledges and agrees that the certificates representing the Shares shall bear restrictive legends as counsel to the Company may determine are necessary or appropriate, including without limitation, legends under applicable securities laws similar to the following:

“The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired for investment and may not be sold, transferred, assigned or otherwise disposed of in the absence of an effective registration statement with respect to the shares evidenced by this certificate, filed and made effective under the Securities Act of 1933, or an opinion of the Company’s counsel that registration under such Act is not required.”

4.3 The Company will not register any transfer of Shares not made pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

5.	If at any time following the date hereof the Company shall determine to prepare and file with the United States Securities and Exchange Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form F-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then the Company shall include in such registration statement all of the Shares to the extent the Company may do so without violating registration rights of others which exist as of the date of this letter agreement, subject to customary underwriter cutbacks applicable to all holders of registration rights and, if deemed necessary, and subject to obtaining the consent of any other selling stockholder(s) to such inclusion. The Company’s obligations under this section shall terminate at such time as the Finder may sell the Shares pursuant to Rule 144 under the Securities Act without any volume limitation.

6.	Finder represents and warrants that the Shares are being received for investment purposes. The Shares are not being purchased with a view to, or for sale in connection with, any distribution or other disposition thereof. Finder has no present plans to enter into any contract, undertaking, agreement or arrangement for any such resale, distribution or other disposition and it will not divide its interest in the Company’s Shares with others, resell or otherwise distribute the Shares in violation of federal or state US Securities laws or the Israeli Securities Law.

7.	Upon payment of the Cash and issuance of the Shares hereunder, Finder waives any and all rights, claims and/or demands of any kind whatsoever, in connection, directly or indirectly, with its services as Finder, Dimex, the Transaction, and/or the Consideration payable to it.

8.	The Finder or any person acting on its behalf is an independent contractor and is not and shall not be considered an employee, agent or legal representative of the Company for any purpose. Finder may not assign or delegate its rights and obligations hereunder.

9.	This letter agreement and any claim or dispute of any kind or nature whatsoever arising out of, or relating to, this letter agreement or Finder’s engagement hereunder, directly or indirectly, shall be exclusively governed by and construed in accordance with the laws of the State of Israel. The competent courts located in Tel Aviv, Israel shall have sole and exclusive jurisdiction regarding any dispute or claim arising hereunder.

Very truly yours, B.O.S. Better Online Solutions Ltd. By: Shmuel Koren President and CEO

Accepted and agreed to
as
of the date first written above:

________________________________

By: ___________________________________

I the undersigned, Erez Kuperberg, I.D. ______________ the sole Shareholder of T.F.E. Holdings Ltd. hereby agree to and acknowledge the above and confirm that upon payment of the Cash and issuance of the Shares hereunder, to T.F.E. Holdings Ltd., I waive any and all rights, claims and/or demands of any kind whatsoever, in connection, directly or indirectly, with Finder’s services under the above letter agreement, Dimex, the Transaction, and/or the Consideration payable to it.

_____________________
Erez Kuperberg
Date: __________